Exhibit 99.1

Pulmatrix Announces Positive Top Line Results from a Phase 1 Study with PUR3100, a Novel Orally Inhaled Dihydroergotamine (DHE), for Acute Migraine

PUR3100 was safe and all doses had fewer GI side effects compared to IV DHE

PUR3100 demonstrated a five-minute Tmax and Cmax within the targeted therapeutic range for all three doses tested

LEXINGTON, Mass., January 4, 2023 – Pulmatrix, Inc. (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious disease using its patented iSPERSE™ technology, today announced successful completion of a Phase 1 trial evaluating safety and pharmacokinetics of PUR3100 in healthy volunteers. PUR3100 uses the Company’s iSPERSETM formulation technology to create an orally inhaled dry powder formulation of dihydroergotamine (DHE) for the treatment of acute migraine.

The Phase 1 trial, performed at Nucleus Network in Melbourne, Australia, was a double-dummy, double-blinded design to assesses the safety, tolerability, and pharmacokinetics (PK) of three dose groups of inhaled PUR3100 with intravenous (IV) placebo, compared to a single dose of IV DHE (DHE mesylate injection) with inhaled placebo. Twenty-six healthy subjects were enrolled and each of the four groups contained at least six subjects.

PUR3100 was well-tolerated and there was a lower incidence of nausea in PUR3100 dose groups compared to IV DHE. No emesis was observed in any of the PUR3100 dose groups. Oral inhalation of PUR3100 achieved peak exposures in the targeted therapeutic range at all doses and the Tmax occurred at 5 minutes after dosing. Pulmatrix plans to present the data at an appropriate upcoming scientific conference. Dose selection is underway for the Phase 2 study and an FDA meeting will be requested this month.

Dr. Margaret Wasilewski, Chief Medical Officer of Pulmatrix, commented, “PUR3100 demonstrated a Cmax in the target range for systemic exposure at all doses and higher than the published Cmax data for all other non-IV DHE products. The five-minute Tmax achieved is earlier than published Tmax data for all non-IV DHE products.” Dr. Wasilewski continued, “We are excited to see how this pharmacokinetic differentiation potentially translates into clinical efficacy in the Ph2 proof-of-concept study that we intend to review with the FDA in the first half of 2023.”

Ted Raad, Chief Executive Officer of Pulmatrix, noted “We are very excited by the results of this study with inhaled PUR3100. We believe the PUR3100 formulation of DHE is highly differentiated from other DHE products already approved or in development, can be immediately self-administered, and has a pharmacokinetic profile that may be ideal for treating patients with acute migraine.”

“These data are very encouraging and suggest that the orally inhaled formulation of dihydroergotamine, PUR3100, will result in rapid systemic exposure in the therapeutic range, while minimizing the risk of side effects related to exposure levels associated with IV dosing” commented Dr Stewart Tepper MD, Professor of Neurology at the Geisel School of Medicine of Medicine at Dartmouth, who serves on the Clinical Advisory Board of Pulmatrix.

About Migraine

According to the Migraine Research Foundation, thirty-eight million people in the U.S. experience migraine attacks, defined as typically one to two migraines per month. Migraines account for 1.2 million emergency room visits each year. Most people with migraines (75%) cannot obtain complete relief from current prescription medications indicating a need for new treatments. Dihydroergotamine (DHE) administration options are currently limited to intravenous, generally requiring administration in the emergency department, or nasal spray administration which is not well-tolerated by all patients.

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (“COPD”), and for neurologic disorders such as acute migraine, where rapid systemic exposure could be beneficial. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™.

About iSPERSE™ Technology

Our innovative particle engineering technology creates dry powder, which solves limitations of conventional inhaled technologies and expands the universe of inhalable drug therapies. iSPERSE is a proprietary technology that allows a broad range of drugs to be formulated as small, dense, and dispersible particles for highly efficient drug delivery and deep penetration into the lungs. iSPERSE can efficiently deliver small molecules, drug combinations, peptides, proteins, and nucleic acids via the respiratory system for the treatment of both respiratory and non-respiratory diseases.

Forward-Looking Statements

Certain statements in this letter that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,”, “extended”, “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA

917-679-9282

tim@lifesciadvisors.com